Exhibit 5.1

50 West Liberty Street, Suite 1000, Reno, Nevada 89501-1950 Telephone: 775.323.1980 Fax: 775.323.2339	3960 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada 89169 Telephone: 702.387.6073 Fax: 702.990.3564
www.shermanhoward.com

November 4, 2021

Stran & Company, Inc.

2 Heritage Drive, Suite 600

Quincy, Massachusetts 02170

Re:	Stran & Company, Inc./Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special Nevada counsel to Stran & Company, Inc., a Nevada corporation (the “Company”), in connection with the registration by the Company of (a) up to $17,250,000 of units (the “Units”), with each Unit consisting of one share (collectively, the “Shares”) of its common stock, $0.0001 par value per share (the “Common Stock”) and one warrant (collectively, the “Warrants”) to purchase one share of Common Stock, (b) up to $17,250,000 of shares of Common Stock to be issued upon exercise of the Warrants (the “Warrant Shares”), and (c) certain Underwriter Warrant Shares (as defined below). The Shares are to be offered by the Company under a Registration Statement on Form S-1 (Registration No. 333-260109), as may be amended from time to time (the “Registration Statement”), in accordance with the Securities Act of 1933, as amended (the “Securities Act”), as filed with the Securities and Exchange Commission (the “Commission”). Of the $17,250,000 of Units, $15,000,000 of the Units, consisting of $15,000,000 of Shares and an equal number of Warrants are to be offered to the public and up to $2,250,000 of the Units, consisting of $2,250,000 Shares and an equal number of Warrants, are subject to an over-allotment option granted to the underwrites in connection with the offering. Additionally, up to $646,875 of Shares (the “Underwriter Warrant Shares”) are to be issued upon exercise of warrants granted to the underwriters in connection with the issuance of the Units (the “Underwriter Warrants”).

Stran & Company, Inc.

November 4, 2021

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Registration Statement;

(b)	a form of Underwriting Agreement between the Company and EF Hutton, division of Benchmark Investments, LLC, acting as representative of the several underwriters (the “Underwriting Agreement);

(c)	a form of the Warrants;

(d)	a form of Underwriter Warrants;

(e)	the Articles of Incorporation of the Company as filed with the Secretary of State of Nevada on May 19, 2021;

(f)	the Amended and Restated Bylaws of the Company as adopted on October 19, 2021;

(g)	a specimen certificate representing the Common Stock; and

(h)	certain resolutions and actions of the Board of Directors of the Company relating to the issuance and registration under the Securities Act of the Shares, the Warrants, the Warrant Shares, and the Underwriter Warrant Shares, and such other matters as relevant.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination of documents, we have assumed the legal capacity of all-natural persons executing the documents, the genuineness of all signatures on the documents; the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies; that the parties to such documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder; and other than with respect to the Company, the due authorization by all requisite action, corporate or other, the execution and delivery by all parties of the documents, and the validity and binding effect thereof on such parties.

Stran & Company, Inc.

November 4, 2021

We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such documents.

The opinions set forth below are also subject to the further qualification that the enforcement of any agreements or instruments referenced herein and to which the Company is a party may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Based upon and subject to the foregoing, we are of the opinion that:

(a)	the issuance of the Shares has been duly authorized and upon issuance in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid, and nonassessable;

(b)	the obligation to issue the Warrant Shares upon exercise of the Warrants is a binding obligation of the Company;

(c)	the issuance of the Warrant Shares has been duly authorized and upon issuance of the Warrant Shares upon exercise of and in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid, and nonassessable;

(d)	the obligation to issue the Underwriter Warrant Shares under the Underwriter Warrants is a binding obligation of the Company; and

(e)	the issuance of the Underwriter Warrant Shares has been duly authorized and upon issuance the Underwriter Warrant Shares upon exercise of and in accordance with the terms of the Underwriter Warrants, the Underwriter Warrant Shares will be validly issued, fully paid, and nonassessable.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date the Registration Statement is declared effective.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, the opinions we express herein are limited to matters involving the laws of the State of Nevada (excluding securities laws). We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal securities laws related to the issuance and sale of the Shares.

Stran & Company, Inc.

November 4, 2021

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sherman & Howard L.L.C.

SHERMAN & HOWARD L.L.C.